Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 15, 2007 relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in NVIDIA Corporation’s Annual Report on Form 10-K for the year ended January 28, 2007

/s/    PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

San Jose, California

June 21, 2007